Exhibit 2.2

Execution Copy

THIS AGREEMENT AND AMENDMENT (this “Amendment”) made the 15th day of December, 2011, by and among Paul Sorensen and Jerry Willeford (the “Sellers”), A. M. Castle & Co. (the “Buyer”), Tube Supply, Inc. (the “Company”, and together with the Sellers and the Buyer, the “Original Parties”) and A. M. Castle & Co. (Canada) Inc., a wholly-owned subsidiary of the Buyer (“Castle Canada”).

WHEREAS the Original Parties have entered into a Stock Purchase Agreement made as of November 9, 2011 (the “SPA”);

AND WHEREAS Tube Supply Canada ULC (the “Canadian Subsidiary”) is a wholly-owned subsidiary of the Company;

AND WHEREAS Section 5.18 of the SPA contemplates that the Buyer may fully assign the right to purchase the shares in the capital of the Canadian Subsidiary to one of its Affiliates and the Buyer desires to assign the right to purchase the shares in the capital of the Canadian Subsidiary to Castle Canada;

AND WHEREAS the parties wish to agree as to the basis of the acquisition of all of the issued and outstanding shares in the capital of the Canadian Subsidiary (the “CanSub Shares”) by Castle Canada (the “Direct Acquisition”) and amend the SPA accordingly;

IN CONSIDERATION OF their respective covenants and agreements herein contained, the parties hereby agree, and amend the SPA as specifically provided herein, as follows:

1.             The Buyer hereby assigns to Castle Canada, and Castle Canada hereby accepts and assumes all rights and obligations of the Buyer to purchase the CanSub Shares in accordance with the terms of this Amendment and the SPA.  At Closing, the following transactions shall take place immediately prior to the acquisition of the Purchased Stock contemplated by the SPA (and shall be deemed to take effect immediately prior to the effective time of the acquisition of the Purchased Stock contemplated by the SPA), upon and subject to such terms and conditions as the parties may agree with respect to all documentation and payments to be delivered hereunder and as otherwise set forth in the SPA:

(a)           the Company shall distribute and transfer the CanSub Shares (in equal amounts) to the Sellers (and provide evidence thereof satisfactory to the Buyer and Castle Canada); and

(b)           Castle Canada shall purchase, and the Sellers shall sell, all the CanSub Shares free and clear of all Liens at an aggregate purchase price of US$49,500,000, paid and satisfied by delivery of Castle Canada’s note in the form attached as Schedule 1 (the “Note”).

Castle Canada agrees with the Company to be bound by the provisions of Section 5.7(b) of the SPA.

2.             At the closing of the Direct Acquisition:

(a)           the Sellers shall deliver to Castle Canada:

(i)            a copy of a resolution of the directors of the Canadian Subsidiary approving the transfer of the CanSub Shares to Castle Canada, certified by an officer of the Canadian Subsidiary to be a true and correct copy of a resolution which remains in full force and effect without amendment;

(ii)           the share certificate or certificates representing the CanSub Shares in the name of Castle Canada, accompanied by duly executed transfer documents;

(iii)          an opinion of Canadian counsel to the Canadian Subsidiary, in form and substance satisfactory to the Buyer’s Canadian counsel (acting reasonably), with respect to matters substantively similar to those contemplated in paragraphs 3, 4 (other than as to enforceability), 5, 6 and 7 of the form of legal opinion annexed as Exhibit J to the SPA; and

(iv)          the minute book, corporate records and corporate seal, if any, of the Canadian Subsidiary; and

(b)           Castle Canada shall deliver the Note, duly executed, to the Sellers.

3.             Immediately following completion of the Direct Acquisition at the Closing, the Buyer shall purchase, and the Sellers shall sell, transfer, assign and deliver, the Note, free and clear of any Lien arising from any act or omission of the Sellers or otherwise, simultaneous with, and hereby integrated for all purposes of the SPA with, the acquisition of the Purchased Stock upon the same terms and conditions as set forth in the SPA.  The Purchase Price shall be allocated as to US$49,500,000 to the Note, and as to the balance of the Purchase Price to the Purchased Stock; provided that the amount allocated to the Note shall be deducted from the Purchase Price for the purposes of Section 5.7(a)(ii) of the SPA, shall not be included on the Purchase Price Allocation Schedule, and shall not be subject to adjustment pursuant to Section 5.7(a)(ii)  of the SPA.  Within thirty (30) days following the Closing, the Buyer or Castle Canada shall provide to the Sellers a schedule allocating US$49,500,000 of the Purchase Price (and liabilities of the Canadian Subsidiary and other relevant items) among the assets of the Canadian Subsidiary (the “Canadian Subsidiary Allocation Schedule”). The Canadian Subsidiary Allocation Schedule will be prepared in accordance with the applicable provisions of the Code and substantially consistent with the methodologies used in respect of the Purchase Price Allocation Schedule. The Sellers may review the Canadian Subsidiary Allocation Schedule and discuss with the Buyer any reasonable revisions thereto.  Buyer and each Seller agree for all relevant United States Tax reporting purposes, including the preparation of IRS Form 8594, to report the transactions in accordance with the Canadian Subsidiary Allocation Schedule.

4.             Except for the representations, warranties and covenants of the Sellers in favor of the Buyer in the SPA, there is no representation, warranty or condition with respect to the CanSub Shares or the Canadian Subsidiary set forth in this Amendment.

5.             The Buyer represents and warrants to the Company and the Sellers that (i) Castle Canada is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) each of the Buyer and Castle Canada has full power and authority and has taken all action necessary to permit it to execute and deliver and to carry out the terms of this Amendment, and (iii) this Amendment constitutes the valid and legally binding obligation of each of the Buyer and Castle Canada, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

6.             The Sellers represent and warrant to the Buyer and Castle Canada that (i) the Canadian Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) each of the Sellers and the Company has full power and authority and has taken all action necessary to permit it to execute and deliver and to carry out the terms of this Amendment, and (iii) this Amendment constitutes the valid and legally binding obligation of each of the Sellers and the Company, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

7.             Except as provided in Section 3 of this Amendment, above, the SPA shall be applied and construed as if the Canadian Subsidiary remained a wholly-owned subsidiary of the Company at all relevant times (including, for greater certainty, at Closing) for all purposes of the SPA, and as if the steps in Sections 1(a) and (b) above had not taken place. Without limiting the generality of the preceding sentence:

(a)           neither the entering into of this Amendment nor the completion of the Direct Acquisition will in and of itself constitute a breach of any representation, warranty or covenant of the Sellers under the SPA; and

(b)           subject to the provisions of (a) above, neither the entering into of this Amendment nor the completion of the Direct Acquisition will diminish or otherwise affect any right or remedy of the Buyer under the SPA including for greater certainty the quantum of any damages suffered by the Buyer under the SPA.

8.             This Amendment shall terminate, without further act or formality, in the event of termination of the SPA in accordance with its terms.

9.             The representations and warranties of the Buyer and Castle Canada set forth in Section 5 hereof shall be deemed to be representations and warranties of the Buyer for all purposes under the SPA. The representations and warranties of the Sellers set forth in Section 6 hereof shall be deemed to be representations and warranties of the Sellers for all purposes under the SPA.

10.           The provisions of Article IX of the SPA shall apply to this Amendment, mutatis mutandis.

11.           Except as specifically amended hereby, the SPA be and is hereby confirmed.

12.           This Amendment is hereby deemed part of the SPA.  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the SPA.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

/s/ Paul Sorensen
Paul Sorensen

/s/ Jerry Willeford
Jerry Willeford

Tube Supply, Inc.

By:	/s/ Paul Sorensen
Name: Paul Sorensen
Title: President

A. M. Castle & Co.

By:	/s/ Scott F. Stephens
Name: Scott F. Stephens
Title: Vice President, Finance & CFO

A. M. Castle & Co. (Canada) Inc.

By:	/s/ Scott F. Stephens
Name: Scott F. Stephens
Title: Vice President — Finance, CFO & Treasurer

[Signature Page to Agreement and Amendment to Stock Purchase Agreement]

The respective spouses of each of the Sellers hereby join in the execution of this Amendment (i) to evidence that their respective community property interests in and to any of the CanSub Shares or the Note are covered by and embraced within the terms and provisions of this Amendment and the SPA in all respects as if the undersigned spouses each were the sole owners of the CanSub Shares and the Note owned by such Seller and as if each of such Seller’s spouse were a Seller hereunder and under this Amendment and the SPA with respect to such community property interest in and to any of the CanSub Shares and the Note and (ii) to acknowledge and agree to the terms of this Amendment.

/s/ Stacia Sorensen	/s/ Charlotte Willeford
Stacia Sorensen	Charlotte Willeford

[Signature Page to Agreement and Amendment to Stock Purchase Agreement]